As filed with the Securities and Exchange Commission on August 14, 2025

Registration Statement No. 333-137474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-137474

UNDER THE SECURITIES ACT OF 1933

SunLink Health Systems, Inc.

(Exact name of registrant as specified in its charter)

Georgia	31-0621189
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

900 Circle 75 Parkway

Suite 690

Atlanta, Georgia 30309

(Address, including zip code, of registrant’s principal executive offices)

SunLink Health Systems, Inc.

2005 Equity Incentive Plan

(Full Title of Plan)

Brent Morrison

Chief Executive Officer and President

Regional Health Properties, Inc., its successor

1050 Crown Pointe Parkway

Suite 720

Atlanta, Georgia 30338

(678) 869-5116

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Sarah Michelle Hanna

Troutman Pepper Locke LLP

600 Peachtree Street, NE, Suite 3000

Atlanta, Georgia 30308

(404) 885-2565

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by SunLink Health Systems, Inc., a Georgia corporation (the “Registrant”) (note that the share number listed below does not take into account corporate actions taken in the interim): Registration Statement No. 333-137474 filed with the SEC on September 20, 2006, registering 834,175 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), issuable pursuant to the SunLink Health Systems, Inc. 2005 Equity Incentive Plan.

On August 14, 2025, the Registrant completed the previously announced merger contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of April 14, 2025 (as amended, the “Merger Agreement”), by and between the Registrant and Regional Health Properties, Inc., a Georgia corporation (“Regional”). Pursuant to the Merger Agreement, the Registrant merged with and into Regional, with Regional continuing as the surviving corporation (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of Common Stock pursuant to the above-referenced Registration Statement. In accordance with undertakings made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statement for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities registered under the Registration Statement that remain unsold or otherwise unissued, if any, as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

The foregoing summary of the Merger Agreement, the Merger and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 14, 2025. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

SunLink Health Systems, Inc.

By:	Regional Health Properties, Inc., its successor

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Chief Executive Officer and President